For more information contact: Investor Relations Markel Corporation 804-747-0136 investorrelations@markel.com
FOR IMMEDIATE RELEASE

ALAN KIRSHNER TO RETIRE AS EXECUTIVE CHAIRMAN OF MARKEL CORPORATION;
STEVEN MARKEL TO BECOME CHAIRMAN OF THE BOARD AT 2020 ANNUAL MEETING
Richmond, VA, November 20, 2019 --- Markel Corporation (NYSE:MKL) announced today that Alan I. Kirshner, the company’s Executive Chairman and Chairman of the Board, informed the company that he will not stand for re-election at the company’s 2020 Annual Meeting of Shareholders scheduled to be held May 11, 2020. Kirshner will retire as a director and officer of the company at the end of the meeting.

Markel also announced that the Board of Directors selected current Board Member and Vice Chairman Steven A. Markel to succeed Kirshner as the next Chairman of the Board.

“I’m grateful to have had the opportunity to serve as Chairman of Markel these last 33 years, working alongside terrific leaders and great employees, all of whom come to work each day determined to build one of the world’s great companies,” Kirshner said. “This coming year I’ll celebrate both my 85th birthday and 60th anniversary at Markel, and believe these milestones mark the perfect time for me to retire from the Board and pass on the Chairman role to another proven leader, my good friend and long-time colleague, Steve Markel.”

Kirshner joined Markel in 1960 and moved quickly through a number of leadership roles with increasing responsibility. He joined the Board in 1978 and became Chairman of the Board and Chief Executive Officer (CEO) in 1986, the same year Markel became a public company. He served as CEO through 2015 and moved into his Executive Chairman role in 2016. Over that period, Kirshner, together with Anthony F. (Tony) Markel and Steve Markel, led the company as it grew from approximately $60 million in total assets to approximately $25 billion.

The Board has named Alan to the honorary position of “Chairman Emeritus” of the Board upon retiring from his leadership positions in May of next year.

“Alan has led Markel with tremendous passion, honesty and fairness,” Steve Markel said. “He has always been a visionary, challenging leadership and the organization to embrace change, to innovate, create and strive for a better way. And, as the lead author of The Markel Style, the company’s values statement, his purpose and principles will live on within Markel forever.”

Steve Markel has been with Markel since 1975 and, alongside Kirshner and Anthony Markel, has been a member of its senior leadership team since the company went public in 1986, with a focus on finance and investments. He has served as Vice Chairman since 1992 and has been a director since 1978.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.